Exhibit 4.24

IndusInd Bank

Sanction No: IBL/CAD North/2017-18/0989/Addendum

Date: 28.03.2018

MakeMyTrip India Private Limited
UG-7, (Front Side), TDI Mall, Rajouri Garden
New Delhi -110027, India

Dear Sir/Madam,

Re: Addendum Sanction letter

With reference to our Sanction letter ref No. **IBL/CAD North/2017-18/0989** dated **16.06.2017** whereby the Bank has conveyed you the sanction of Credit Facility of INR 260 crores, as below, on the terms and conditions as stipulated and annexed vide Annexure along with the aforesaid Sanction letter.

Facility	Limits Sanctioned (Rs. in crores)	
	Existing	Revised
Overdraft Limits-1	15	15
Bank Guarantees: (For operational requirements) sub limit of OD limits-1	(10)	(10)
Overdraft against credit card receivables of American express credit cards-2	20	20
Bank Guarantees-1 (For IATA)	125	165
Bank Guarantees-2 (For other airlines) (proposed as sub-limit of IATA BG-1)	15	(15)
SBLC limit (sub-limit of Bank guarantee-2)	(2.5)	(2.5)
Forex (Forwards/Options/Derivatives) Notional: Rs62.5crores MTM: Nil (for hedging IBL's own exposure)	5	(5)
Total exposure	**180**	**200**
Cash backed facilities (in addition to the above exposure)		
Overdraft against FD	30	30
Bank Guarantees against FD	0	30
Total cash backed	**30**	**60**

We refer to your request for modification/addition of certain terms and conditions in respect of aforesaid credit facilities and are pleased to convey you sanction of the same as follows:

Rs in crore

Facility Details	Existing	Revised
Overdraft Limits-1	15	15
Bank Guarantee-3 for IATA, sub limit of OD limits-1,	***0***	***(15)***
Bank Guarantees: (For operational requirements) sub limit of OD limits-1	(10)	(10)
Overdraft against credit card receivables of American	20	20

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Gurgaon Office: IndusInd Bank Limited, 3rd Floor, Building No.10, Tower-B, DLF Cyber City, Phase II, Gurgaon -122 002, India. Tel: (0124) 4749500 Fax: (0124) 4749596

Registered Office: 2401 Gen. Thimmayya Road, Pune 411 001, India
Tel.: (020) 2634 3201 Fax: (020) 2634 3241 Visit us at www.indusind.com
CIN: L65191PN1994PLC076333

express credit cards-2		
Bank Guarantee-4 for IATA. sub limit of OD limits-2	*(0)*	*(15)*
Bank Guarantees-1 (For IATA)	165	165
Bank Guarantees-2 (For other airlines) (proposed as sub-limit of IATA BG-1)	(15)	(15)
SBLC limit (sub-limit of Bank guarantee-2)	(2.5)	(2.5)
Forex (Forwards/Options/Derivatives) Notional: Rs62.5crores MTM: Nil (for hedging IBL's own exposure)	(5)	(5)
Total exposure	**200**	**200**
Cash backed facilities (in addition to the above exposure)		
Overdraft against FD	30	30
Bank Guarantees against FD	30	30
Total cash backed	**60**	**60**

All other terms and conditions set out in all our earlier Sanction Letters shall remain unchanged.

All the securities created in favour of the Bank shall continue in full force and effect for the above Additional/amended terms and conditions also.

You are requested to return a duplicate copy of this letter duly signed by you in token of your acceptance of the terms and conditions hereof.

Assuring you the best of our attentions,

Yours faithfully
For IndusInd Bank Limited

Team Leader – Commercial Banking

IndusInd Bank Limited

Zonal Head – Commercial Banking

Accepted the above terms and conditions. We hereby confirm execution of the facility and security documents executed in favour of Bank and confirm that the securities created there under will continue for the above renewed facilities

Borrower:

For Make My Trip (India) Pvt. Ltd.

Authorised Signatory

Accepted the aforesaid Terms and Conditions

Guarantors –

For Make My Trip Ltd

Authorised Signatory

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Term Sheet of the proposed facilities: Type of Facility Bank Guarantee -3 for lATA As a sub-limit of Overdraft facility of Rs.15 crores) Nature Financials/ Performance Guarantees Limit Rs.15 crores. Purpose To be submitted to lATA for guarantying the payment obligations. Period of Sanction 12 months Cash Margin Nil Commission 0.15% p. a. plus applicable taxes. Tenor (including claim period) 18 Months including claim period (In case of guarantees exceeding 18 months Bank has the right to call for such guarantees to be covered by full cash margin from 19th month onwards) Primary Security Exclusive charge over all the assets of the company excluding vehicles which are purchased or will be purchased by the Company under hypothecation to the financing Bank(s). Guarantees Corporate Guarantee of MakeMyTrip Limited. Other Terms Deferral: Documents to be obtained within 30 days of disbursement. Board resolution, accepted sanction letter and counter guarantee to be obtained upfront. Special Covenants For Bank Guarantee: - A separate Counter Guarantee of the company is to be submitted prior to issue of each Bank Guarantee, unless an omnibus counter guarantee has been submitted. - The Bank will not normally issue any guarantee that: o Does not contain a clause limiting the liability and the period for honoring claims, in a form approved by the Bank o Contains any onerous clause or places a undue liability, or is required in a format not acceptable to the Bank. o Requires the Bank to automatically renew I extend the guarantee o Relates to performance of an obligation not related to borrower’s normal business o Purports to guarantee direct/indirect borrowings. This does not apply to ‘Advance Payment Guarantees’ in connection with contract execution. o The Bank has not received, to its satisfaction, documentary evidence of the underlying obligation and of the Borrowers ability to fulfill the same. - Payment will be made on an invoked Bank Guarantee, immediately on receipt of a valid claim, under intimation to you, by debit to your operative cash credit/ current account, for which you are obliged to make good the funds, forthwith. - The company and the guarantor shall undertake to provide full margin if the Bank does not want to renew the guarantee. In case of BGs issued for more than 18 months validity, the Bank has right to demand 100% cash margin in deposit, after the expiry of 18 months. - The Bank, may at its discretion permit issue of guarantees on behalf of your Wholly owned SPVs/ JV entities where you hold substantial interest: 3

- A Board Resolution stating, "the Borrowers are responsible for any risk and liability arising out of the BGs issued on behalf of the SPV/ JVs/ consortia and the securities offered by the company can be appropriated towards such liabilities.
- A request letter from the company authorizing the Bank to issue the BG on behalf of consortium, from out of the limit sanctioned to the borrower.
- BGs on behalf of consortium/JVs will be issued only after approval of such consortium arrangements (names, capabilities, liabilities, etc of foreign and Indian partners)
- A counter guarantee authorized by a Board resolution from the subsidiary/ JV entity, if required.

- The borrower should submit a quarterly certificate from a practicing CA / statutory auditor that all payments / settlements to IATA were done promptly, supported by details of instrument and proof of payment to IATA (Bank statement), listing out delays, beyond 3 days if any. Also no certificate is required if payment has been made through IndusInd Bank Account.
- The company/ Borrower should undertake to inform the Bank immediately, by means of a special letter, in case of any adverse event as regards performance of the underlying obligation such as claims, counterclaims, dispute, cost and time overruns Court / Arbitration proceedings and the like.

Type of Facility	Bank Guarantee -4 for IATA As a sub-limit of Overdraft facility of Rs.20 crores)
Nature	Financials/ Performance Guarantees.
Limit	Rs.15 crores.
Purpose	To be submitted to IATA for guarantying the payment obligations.
Period of Sanction	12 months
Cash Margin	Nil
Commission	0.15% p. a. plus applicable taxes.
Tenor (including claim period)	18 Months including claim period (In case of guarantees exceeding 18 months Bank has the right to call for such guarantees to be covered by full cash margin from 19th month onwards)
Primary Security	Exclusive charge over all the assets of the company excluding vehicles which are purchased or will be purchased by the Company under hypothecation to the financing Bank(s).
Guarantees	Corporate Guarantee of MakeMyTrip Limited.
Other Terms	Deferral: Documents to be obtained within 30 days of disbursement. Board resolution, accepted sanction letter and counter guarantee to be obtained upfront.

Special Covenants For Bank Guarantee:

- A separate Counter Guarantee of the company is to be submitted prior to issue of each Bank Guarantee, unless an omnibus counter guarantee has been submitted.
- The Bank will not normally issue any guarantee that:
  - Does not contain a clause limiting the liability and the period for honoring claims, in a form approved by the Bank
  - Contains any onerous clause or places a undue liability, or is required in a format not acceptable to the Bank.
  - Requires the Bank to automatically renew / extend the guarantee
  - Relates to performance of an obligation not related to borrower's normal business

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Purports to guarantee direct/indirect borrowings. This does not apply to ‘Advance Payment Guarantees ‘ in connection with contract execution. o The Bank has not received, to its satisfaction, documentary evidence of the underlying obligation and of the Borrowers ability to fulfill the same. - Payment will be made on an invoked Bank Guarantee, immediately on receipt of a valid claim, under intimation to you, by debit to your operative cash credit/ current account, for which you are obliged to make good the funds, forthwith. - The company and the guarantor shall undertake to provide full margin if the Bank does not want to renew the guarantee. In case of BGs issued for more than 18 months validity, the Bank has right to demand 100% cash margin in deposit , after the expiry of 18 months. - The Bank, may at its discretion permit issue of guarantees on behalf of your Wholly owned SPVs/ JV entities where you hold substantial interest : o A Board Resolution stating , "the Borrowers are responsible for any risk and liability arising out of the BGs issued on behalf of the SPV/ JVs/ consortia and the securities offered by the company can be appropriated towards such liabilities. o A request letter from the company authorizing the Bank to issue the BG on behalf of consortium, from out of the limit sanctioned to the borrower. o BGs on behalf of consortium/JVs will be issued only after approval of such consortium arrangements (names, capabilities, liabilities, etc of foreign and Indian partners) o A counter guarantee authorized by a Board resolution from the subsidiary/ JV entity, if required. - The borrower should submit a quarterly certificate from a practicing CA I statutory auditor that all payments I settlements to IATA were done promptly, supported by details of instrument and proof of payment to lATA (Bank statement), listing out delays, beyond 3 days if any. Also no certificate is required if payment has been made through lnduslnd Bank Account. - The company/ Borrower should undertake to inform the Bank immediately, by means of a special letter, in case of any adverse event as regards performance of the underlying obligation such as claims, counterclaims, dispute, cost and time overruns Court I Arbitration proceedings and the like.5